CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-170706 on Form S-8 of our report dated June 21, 2017, relating to the financial statements of the NiSource Inc. Retirement Savings Plan, appearing in this Annual Report on Form 11-K of the NiSource Inc. Retirement Savings Plan for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP
Indianapolis, Indiana
June 21, 2017